Exhibit 5.1

[Goodwin Procter LLP Letterhead]

November 28, 2018

Boston Properties Limited Partnership

800 Boylston Street, Suite 1900

Boston, Massachusetts 02199-8103

Ladies and Gentlemen:

Reference is made to our opinion letter dated June 2, 2017 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (the “Registration Statement”) (File No. 333-218460-01) filed on June 2, 2017 by Boston Properties Limited Partnership, a Delaware limited partnership (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement became effective upon filing on June 2, 2017. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on November 14, 2018, by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of $1,000,000,000 aggregate principal amount of its 4.500% Senior Notes due 2028 (the “Notes”) covered by the Registration Statement. We understand that the Notes are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the general partner of the Company.

We refer to the Indenture, dated as of December 13, 2002 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly known as The Bank of New York), as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 18, dated November 28, 2018 (the “Supplemental Indenture”), between the Company and the Trustee, as the “Indenture.”

In our examination of the Indenture and the Notes (collectively, the “Documents”), and the other documents relevant to the opinion set forth below, we have assumed, without independent verification, (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity and completeness of any Documents submitted to us as originals, (iv) the conformity to originals of any Documents submitted to us as copies, by facsimile or by other means of electronic transmission and (v) with respect to factual matters, the truth accuracy and completeness of information and representations and warranties contained in the Documents.

Boston Properties Limited Partnership

November 28, 2018

We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and action by governmental agencies covered by this supplemental opinion letter, unless a reported decision of a court in the relevant jurisdiction has established otherwise.

The opinion set forth below is limited to the law of New York and the Delaware Revised Uniform Limited Partnership Act.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that, upon the execution, authentication and issuance of the Notes in accordance with the terms of the Indenture, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to the following additional qualifications:

(i) Our opinion expressed above is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and unconscionability), regardless of whether considered in a proceeding in equity or law, and the possible unavailability of specific performance or injunctive relief.

(ii) We express no opinion on any provision of any of the Documents relating to (a) non-reliance, exculpation, disclaimer, limitation of liability, indemnification, contribution, waiver, limitation or exclusion of remedies to the extent such provision may be held unenforceable or in violation of public policy, (b) statutes of limitations, (c) liquidated damages, forfeitures, default interest, late charges, make-whole premiums, payment of attorneys’ fees, collection upon acceleration of amounts that might be determined to constitute unearned interest thereon, or other economic remedies to the extent they constitute a penalty or are otherwise contrary to public policy, (d) consents to, or restrictions upon, governing law (except to the validity under the laws of the State of New York discussed below), (e) the waiver of the right to trial by jury or of usury, stay, extension and similar laws to the extent that such waiver may be held to be unenforceable or in violation of public policy, (f) rights or remedies not being exclusive, not preventing the concurrent assertion of any other right or remedy, being cumulative and exercisable in addition to any other right and remedy, or any delay or omission to exercise any right or remedy not impairing any right or remedy or not constituting a waiver thereof, (g) any obligation or agreement to use best efforts, reasonable best efforts or commercially reasonable efforts, (h) the requirement that a party take further action or enter into further agreements or instruments or provide further assurances, (i) the requirement that amendments or waivers be in writing insofar as they suggest that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply, (j) service of process by any method not provided under applicable statute or court rule, (k) any person’s rights as a third-party beneficiary with respect to any other

Boston Properties Limited Partnership

November 28, 2018

Document or other agreement where such person is not also named a third-party beneficiary of such other Document or other agreement in such Document or other agreement, and (l) the severability, if invalid, of provisions to the foregoing effect.

(iii) To the extent that the opinion set forth above relates to the enforceability of the choice of New York law, choice of forum for resolving disputes or exclusive jurisdiction provisions in any of the Documents, such opinion is rendered solely in reliance upon N.Y. Gen Oblig. Law §§ 5-1401, 5-1402 (McKinney 2010) and N.Y. CPLR 327(b) (McKinney 2010) and is subject to the qualifications that such enforceability may be limited by public policy or other considerations of any jurisdiction, other than the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought and by constitutional limitations.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated November 28, 2018, which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP